EXHIBIT 99.2

Contact:	Cynthia Swain Vice President, Corporate Communications L-3 Communications 212-697-1111

Contact:	Financial Dynamics Investors: Eric Boyriven, Olivia Pirovano Media: Evan Goetz 212-850-5600

L-3 COMMUNICATIONS INITIATES FULL REDEMPTION OF
ALL OF ITS OUTSTANDING 8% SENIOR SUBORDINATED NOTES

NEW YORK, NY, November 12 – L-3 Communications Holdings, Inc. (NYSE: LLL) announced today that L-3 Communications Corporation, its wholly owned subsidiary, has initiated a full redemption of all of its outstanding $200.0 million aggregate principal amount of 8% Senior Subordinated Notes due 2008 (the "Notes"). All Notes will be redeemed on December 13, 2004 at a redemption price of 102.667% of the principal amount thereof, plus accrued and unpaid interest to December 13, 2004. On or before December 13, 2004, the Notes should be presented to The Bank of New York, as paying agent for the redemption, at the address set forth in the Notice of Redemption, dated November 12, 2004, sent that day to all registered holders.

Interest on the Notes will cease to accrue on and after December 13, 2004 and the only remaining right of holders of the Notes is to receive payment of the redemption price upon surrender to the paying agent, plus accrued and unpaid interest up to, but not including, December 13, 2004. In connection with the redemption of the Notes, we expect to record a pre-tax debt retirement charge of approximately $5.0 million, or $0.03 per diluted share, net of taxes.

This press release shall not constitute a notice of redemption of the Notes.

Headquartered in New York City, L-3 Communications is a leading provider of Intelligence, Surveillance and Reconnaissance (ISR) systems, secure communications systems, aircraft modernization, training and government services and is a merchant supplier of a broad array of high technology products. Its customers include the Department of Defense, Department of Homeland Security, selected U.S. Government intelligence agencies and aerospace prime contractors.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Except for historical information contained herein, the matters set forth in this news release are forward-looking statements. The forward-looking statements set forth above involve a number of risks and uncertainties that could cause actual results to differ materially from any such statement, including the risks and uncertainties discussed in the company's Safe Harbor Compliance Statement for Forward-looking Statements included in the company's recent filings, including Forms 10-K and 10-Q, with the Securities and Exchange Commission. The forward-looking statements speak only as of the date made, and the company undertakes no obligation to update these forward-looking statements.

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